UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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AMCORE FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 2, 2006

To the Stockholders of AMCORE Financial, Inc.:

The Annual Meeting of Stockholders of AMCORE Financial, Inc., a Nevada corporation, will be held at Northern Illinois University, NIU—Rockford, 8500 East State Street, Rockford, Illinois on May 2, 2006, at 4:00 P.M., Central Daylight Time, for the following purposes:

1.	To elect four directors;
2.	To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s independent auditors; and
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 7, 2006 are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

Stockholders are cordially invited to attend the Annual Meeting. Whether or not you are able to attend the meeting, we would appreciate if you would complete and deliver your proxy promptly. We are pleased to be able to offer you the option of delivering your proxy by telephone or by Internet transmission in addition to the traditional method of completing, signing and mailing a proxy card. The proxy may be revoked at any time before it is voted, provided that written notice thereof has been given to the Secretary of the Company. If you are present at the meeting, you may vote your shares in person and the proxy will not be used.

In accordance with proxy householding rules, only one copy of the Company’s Annual Report on Form 10-K (Annual Report) and Proxy Statement (Proxy) has been sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders. In addition, the Company has been notified that certain intermediaries, i.e., brokers or banks, will household proxy materials. The Company will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy to any stockholder at a shared address. If you wish to receive a separate copy of the Annual Report and Proxy now and/or in the future, you may write to AMCORE Financial, Inc., Attention: Corporate Secretary, 501 Seventh Street, Rockford, Illinois 61104 or call (815) 968-2241. Stockholders sharing an address who now receive multiple copies of the Company’s Annual Report and Proxy Statement may request delivery of a single copy by writing or calling the Company at the above address or by contacting their broker, provided they have determined to household proxy materials. The Company’s Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available on the Company’s Internet site at www.AMCORE.com.

For further information concerning individuals nominated as directors, the appointment of KPMG LLP as independent auditors, or the use of the proxy, you are respectfully urged to read the Proxy Statement on the following pages.

By order of the Board of Directors,

James S. Waddell

Secretary

March 15, 2006

Rockford, Illinois

AMCORE Financial, Inc.

501 Seventh Street

Rockford, Illinois 61104

March 15, 2006

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of AMCORE Financial, Inc. (the “Company” or “AMCORE”), a Nevada corporation, to be held on May 2, 2006 at 4:00 P.M., Central Daylight Time, at Northern Illinois University, NIU-Rockford, 8500 East State Street, Rockford, Illinois and any adjournment thereof, and further to inform the stockholders concerning the use of the proxy and the business to be transacted at the meeting.

The enclosed proxy is solicited by the Board of Directors of the Company (the “Board”). The proxy may be revoked at any time before it is voted. Proxies may be revoked by filing written notice of revocation with the Secretary of the Company before the meeting or by attending the meeting and voting in person. The items enumerated herein constitute the only business which the Board of Directors intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein, or their substitutes, with respect to any other business which may properly come before the meeting. Stockholders are entitled to one vote for each share. Only stockholders of record at the close of business on March 7, 2006 are entitled to notice of, and to vote at, the meeting.

Pursuant to the Bylaws of the Company, a majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, shall constitute a quorum at the meeting. Directors shall be elected by a plurality of the votes cast in the election of directors. Any action to be taken by a vote of the stockholders, other than the election of directors, must be authorized by a majority of the votes cast at a meeting of stockholders by the holders of shares entitled to vote thereon. In tabulating the vote, broker non-votes and abstentions will be disregarded and will have no effect on the outcome of the vote, except that abstentions are not allowed for the election of directors.

The expenses in connection with the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, but may in some cases also be made by telephone or personal call by officers, directors or regular employees of the Company who will not be specially compensated for such solicitation. This proxy statement and the accompanying proxy are first being mailed or delivered to stockholders on or about March 15, 2006.

ITEM 1—ELECTION OF DIRECTORS

In the election of the Board of Directors, stockholders are entitled to one vote for each common share owned by them for each of the director nominees. Stockholders may not cumulate their votes. As of February 1, 2006, the Company had outstanding 24,791,000 shares of common stock. Proxy votes not limited to the contrary will be cast for the election of the nominees named below, but should any of such individuals unexpectedly become unavailable for election, the proxies reserve the right to nominate and vote for such other person or persons as they shall designate.

The following sets forth the names, ages, principal occupations during the last five years and other information regarding the director nominees and those directors whose terms continue after the meeting.

There are four Class II directors to be elected at the 2006 Annual Meeting. Nominees for Class II directors whose terms will expire in 2009 are: Kenneth E. Edge, John W. Gleeson, William R. McManaman and Jack D. Ward.

Class II Directors

Kenneth E. Edge—Director since 2000

Mr. Edge, age 60, has been Chairman of the Board of Directors since January 2003, and has been President and Chief Executive Officer of the Company since July 2002. He was previously President and Chief Operating Officer of the Company. He is Chairman of the Board, President and Chief Executive Officer of AMCORE Bank, N.A. and Chairman of the Board of AMCORE Investment Group, N.A. (AIGNA). He has been President and Chief Executive Officer of AIGNA since November 2003.

John W. Gleeson—Director since 2003

Mr. Gleeson, age 59, is Senior Vice President and Treasurer of Walgreen Co. (retail drug stores). He has been a board member of The Talbots, Inc. (national specialty retailer and cataloger of apparel, shoes and accessories) since April 2004.

William R. McManaman—Director since 1997

Mr. McManaman, age 58, was Senior Vice President and Chief Financial Officer of First Health Group Corporation (national managed care company serving the group health, workers’ compensation and state agency markets) from March 2004 until January 2005. He was previously the Executive Vice President and Chief Financial Officer of Aurora Foods, Inc. (manufacturer, marketer and distributor of both dry and frozen branded food products) from April 2002 until March 2004. Aurora Foods filed Chapter 11 bankruptcy on December 8, 2003, emerged from bankruptcy March 19, 2004 and merged that same day with Pinnacle Foods Corporation.

Jack D. Ward—Director since 1995

Mr. Ward, age 53, is an Attorney at Law and Partner with the law firm of Reno & Zahm LLP of Rockford, Illinois.

Those directors whose terms do not expire this year are:

Class III Directors (terms expire 2007)

Paula A. Bauer—Director since 1999

Ms. Bauer, age 51, has been Senior Vice President Integration at Spectrum Brands, Inc. (formerly RAYOVAC Corporation, global consumer products company and a leading supplier of batteries, lawn and garden care products, specialty pet supplies and shaving and grooming products) since February 2005. She was previously Vice President of Supply Chain at RAYOVAC Corporation until February 2005.

Paul Donovan—Director since 1998

Mr. Donovan, age 58, was Senior/Executive Vice President and Chief Financial Officer of Wisconsin Energy Corporation (diversified holding company primarily providing energy services) until June 2003. At that time he became a special advisor to the Chairman of Wisconsin Energy Corporation pending his retirement from Wisconsin Energy Corporation in February 2004. He has been a director of CLARCOR, Inc. (diversified manufacturer) since March 2003, and a director of Woodward Governor Company (manufacturer of controls for various types of engines) since November 2000. Mr. Donovan was a director of Solutia, Inc. (manufacturer of specialty chemical products) from October 2001 to February 2004.

Teresa Iglesias-Solomon—Appointed by the Board of Directors in February 2006, effective May 2006

Ms. Iglesias-Solomon, age 48, has been the Hispanic Marketing Director for Domino’s Pizza (national pizza chain) since January 2005. She was previously an independent marketing consultant and was President and founder of Ninos Catalog Company (direct marketing firm focused on bilingual educational products for children).

Gary L. Watson—Director since 1987

Mr. Watson, age 60, is Managing Partner, CSW & Associates, LLC (media consulting company). He retired as President—Newspaper Division, Gannett Co., Inc. in September 2005.

Class I Directors (terms expire 2008)

John A. Halbrook—Director since 1997

Mr. Halbrook, age 60, is Chairman of the Board of Woodward Governor Company (manufacturer of controls for various types of engines). He was Chairman and Chief Executive Officer until June 2005. He has been a board member of HNI Corporation (manufacturer of office furniture and fireplaces) since May 2004.

Frederick D. Hay—Director since 1997

Mr. Hay, age 61, retired as Senior Vice President—Operations of Snap-on Incorporated (manufacturer of tools) in February 2002.

Steven S. Rogers—Director since 2005

Mr. Rogers, age 48, is Professor of Finance and Management at the J.L. Kellogg Graduate School of Management at Northwestern University. He is a board member of SuperValu, Inc. (supermarket retailer and distributor), S.C. Johnson & Son, Inc. (manufacturer of household cleaning, personal care and insecticide products), Bally Total Fitness (commercial operator of fitness centers) and Duquesne Light Holdings, Inc. (transmission and distribution of electricity).

Information Concerning the Board of Directors and Its Committees

The Board adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Board is in compliance with the requirement that the Board contain a majority of independent directors. This determination of independence was made by the entire board using the definitions of independence prescribed by the Securities and Exchange Commission (SEC) and by the National Association of Security Dealers (NASD). Each director on the Company’s Board was determined to be independent with the exception of Mr. Edge who is a Company employee. The Corporate Governance Guidelines provides that no more than two management executives may serve on the Board at the same time. The Guidelines also require the non-management directors of the Company to meet in executive session without management on a regularly scheduled basis.

The Board is in compliance with the requirement to have at least three Audit Committee members, all of whom must be independent. The members of the Audit Committee were determined to be independent under the Audit Committee independence requirements set forth by the SEC and the NASD. The independence requirements for Audit Committee members are more stringent than regular Board independence requirements. The full Board named William R. McManaman as the “Audit Committee Financial Expert” of the Audit Committee under the definition prescribed by the SEC.

The Charter of the Governance and Nominating Committee, Charter of the Audit Committee, Charter of the Compensation Committee, the Company’s Code of Ethics, Corporate Governance Guidelines and Whistle Blower Provisions are all available on the Company’s website at www.AMCORE.com/governance.

Committees of the Board of Directors:

The Company has an Executive Committee whose members are Messrs. Donovan, Edge, Halbrook, Hay and McManaman. The Executive Committee exercises certain powers of the Board in the management of the

Company that have been delegated to the Executive Committee by the Board. The Executive Committee did not meet during 2005.

The Company has an Audit Committee whose members are Ms. Bauer and Messrs. Gleeson, Halbrook, McManaman and Watson, each of whom is independent as defined in Rule 4200(a)(15) of the NASD’s listing standards. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial reporting process and systems of internal control of the Company, (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company’s internal and external auditors. For more information on the responsibilities of the Audit Committee, please refer to the Audit Committee Charter attached as Appendix A to this Proxy Statement. The Audit Committee held eleven meetings during 2005. A report of the Audit Committee is set forth later in this Proxy Statement.

The Audit Committee is also responsible for approving services provided by the independent auditors in accordance with the Audit and Non-Audit Services Policy. Proposed services may either (1) be pre-approved pursuant to pre-approval policies and procedures established by the Audit Committee that are detailed as to the particular service and do not delegate Audit Committee responsibilities to management without consideration of specific case-by-case services by the Audit Committee or (2) require the specific pre-approval of the Audit Committee. Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the Company’s external auditor. For both types of pre-approval, the Audit Committee shall consider whether the services to be performed by the auditor are consistent with the Sarbanes-Oxley Act of 2002 and applicable SEC and PCAOB rules on auditor independence and whether the provision of such services by the auditor would impair the auditor’s independence. In addition to the rules of the SEC relating to auditor independence, the Audit Committee takes into consideration various other relevant factors.

The Company has an Investment Committee whose members are Messrs. Donovan, Edge, Gleeson, Halbrook, McManaman and Rogers. The Investment Committee is appointed by the Board to 1) establish, review and administer the investment policies, strategies, and performance of the Company and its subsidiaries and 2) monitor compliance with such policies and strategies by the responsible employees of the Company and its subsidiaries. During 2005, the Investment Committee held four meetings.

The Company has a Compensation Committee whose members are Messrs. Donovan, Hay, Rogers and Ward each of whom is independent. The Compensation Committee is appointed by the Board to 1) oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans and 2) produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with all applicable rules and regulations. During 2005, the Compensation Committee held six meetings. A report of the Compensation Committee is set forth later in this Proxy Statement.

The Company has a Corporate Governance and Nominating Committee whose members are Ms. Bauer, and Messrs. Hay, Ward and Watson, each of whom is independent. Mr. Rogers was appointed to the Board and the Corporate Governance and Nominating Committee at the November 2004 Board meeting. He served on this committee for its February 2005 meeting before transferring to the Compensation Committee. The functions of the Corporate Governance and Nominating Committee include the following: (1) identifying and recommending to the Board individuals qualified to serve as directors of the Company; (2) recommending to the Board directors to serve on committees of the Board; (3) advising the Board with respect to matters of Board composition and procedures, including compensation; (4) periodically reviewing the set of corporate governance principles applicable to the Company and adopted by the Board and overseeing corporate governance matters generally; and (5) overseeing the annual evaluation of the Board and the Company’s management. The Corporate Governance and Nominating Committee met four times during 2005.

The Corporate Governance and Nominating Committee is governed by a charter, a current copy of which is available on our corporate website at www.AMCORE.com/governance. A copy of the charter is also available in print to shareholders upon request, addressed to the Corporate Secretary at AMCORE Financial, Inc., 501 Seventh Street, Rockford, Illinois, 61104.

As of December 31, 2005, the Company had no other committees of the Board.

The Board met five times during 2005. All directors attended at least 75% of the meetings of the Board and meetings held by all committees of the Board on which they served during the period for which they were directors in 2005. It is the Company’s policy that directors are invited and encouraged to attend the Annual Meeting of Shareholders. Ten directors were in attendance at the 2005 Annual Meeting. The Corporate Governance Guidelines adopted by the Board states that a director is expected to regularly attend meetings of the Board and committees on which such director sits. A director who is unable to attend a meeting (which it is understood will occur on occasion) is expected to notify the Chairman of the Board or the Chairman of the appropriate committee in advance of such meeting. All directors have complied with this requirement.

Compensation of the Board of Directors:

In order to more closely link directors’ pay to performance and to further align the Board’s interests with stockholders, a retainer is paid in AMCORE common stock. In August 2004, the Board approved an increase in the restricted stock retainer to $15,000 per year beginning in May 2005. An annual cash retainer of $7,500 is paid to the Audit Committee Chairman for duties and responsibilities associated with that position. All non-employee directors earned a fee of $1,000 for each Board and committee meeting attended during 2005 with the exception of the committee chairman who received $3,000 for each committee meeting attended and chaired. Non-employee directors participating in specifically called telephonic committee meetings received $250 per meeting with the exception of the committee chairman who received $750 for each such meeting chaired. The Company also reimburses non-employee directors for all out-of-pocket travel expenses incurred for travel to attend Board and committee meetings.

Non-employee directors may elect to defer meeting fees pursuant to the AMCORE Financial, Inc. Deferred Compensation Plan. Deferred amounts are credited to one of 11 measurement funds. Deferral amounts are credited to accounts in the name of each participating director on the Company’s books, are unsecured and are payable only in cash following termination of the director’s service to AMCORE. The value of these accounts will appreciate or depreciate based on market performance. The deferred amounts will be paid out of the general corporate assets.

In May 2005 non-employee directors received an option grant for 2,000 shares. Each option has an exercise price equal to the fair market value of the shares on the date the option is granted and is exercisable for ten years after the date of grant. Options vest on the first anniversary of the grant date. Upon a change in control of AMCORE, these options become immediately exercisable. In August 2004, the Board approved an amendment to the AMCORE Financial, Inc. 2001 Stock Option Plan for Non-Employee Directors to permit exercise for the remaining option term upon resignation or retirement. The exercise price of an option may, at the non-employee director’s election, be paid in cash or with previously owned shares of common stock or a combination thereof.

Messrs. Milton R. Brown, Robert A. Doyle, Lawrence E. Gloyd and Dr. Robert A. Henry, as Director Emeriti, each receive a lifetime retainer of $10,000 per year. Non-employee directors who joined the Board prior to 1997 and have 10 years service at the time of retirement are eligible to receive a lifetime retainer. Non-employee directors not eligible for a lifetime retainer receive 650 shares of restricted common stock. These restricted shares begin vesting in year five after issuance and vest 20% each year until fully vested in year nine.

Director Nomination Process:

The Corporate Governance and Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Corporate Governance and Nominating Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Corporate Governance and Nominating Committee also seeks to have the Board represent a diversity of backgrounds, experience, gender and race.

The Corporate Governance and Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board – for example, retirement as a CEO or CFO of a public company. The Corporate Governance and Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates for which the firm is compensated. This method was used for the last several director searches, including the most recent board appointment. As described below, the Committee will also consider candidates recommended by shareholders.

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Corporate Governance and Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Corporate Governance and Nominating Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Corporate Governance and Nominating Committee, a shareholder must submit the recommendation in writing and must include the following information: (1) the name of the nominating shareholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and (2) the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Corporate Governance and Nominating Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 501 Seventh Street, Rockford, Illinois 61104 and must be received by the Corporate Secretary not less than 50 days nor more than 75 days prior to the date of the annual meeting of shareholders.

Once a person has been identified by the Corporate Governance and Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Corporate Governance and Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Corporate Governance and Nominating Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Shareholder Communications with Directors

The Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board including, without limitation, the Chairman of the Corporate Governance and Nominating Committee, Frederick Hay, or the non-management directors as a group, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 501 Seventh Street, Rockford, Illinois 61104. To communicate with any of our directors electronically, shareholders should go to our corporate website at www.AMCORE.com/governance and click on “Communicating with our Board” for an on-line form that may be used to send an electronic message to the Board, any individual directors, or any group or committee of directors. Please follow the instructions on our website in order to send your message.

All communications received as set forth in the preceding paragraph will be opened by the office of our Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Security Ownership of Directors and Officers

The following tabulation sets forth the number of shares of common stock of the Company beneficially owned by each of the directors and nominees for election to the Board, by each named executive officer employed by the Company, and by all directors and officers as a group as of February 1, 2006 and the percentage that these shares bear to the total common stock outstanding on that date.

Name of Beneficial Owner	Amount of Shares Beneficially Owned(1)		Percent of Class
Paula A. Bauer	13,030	(2)(3)	*
Patricia M. Bonavia	47,360	(3)(4)(5)(6)	*
Paul Donovan	11,013	(2)(3)	*
Kenneth E. Edge	266,126	(2)(3)(4)(7)	1.07%
John W. Gleeson	5,099	(2)(3)	*
John A. Halbrook	18,761	(2)(3)	*
Frederick D. Hay	17,290	(2)(3)	*
John R. Hecht	156,484	(2)(3)(4)(5)	0.63%
Joseph B. McGougan	108,153	(2)(3)(4)(5)	*
William R. McManaman	23,032	(2)(3)	*
Steven S. Rogers	2,372	(2)	*
James S. Waddell	203,433	(2)(3)(4)(6)	0.82%
Jack D. Ward	25,086	(2)(3)	*
Gary L. Watson	32,822	(2)(3)(6)	*
All executive officers and directors (16 persons)	964,361	(2)(3)(4)(5)(6)(7)	3.89%

*	The amount shown is less than 1/2% of the outstanding shares of such class.

(1)	The information contained in this column is based upon information furnished to the Company by the persons named above or obtained from records of the Company. The nature of beneficial ownership for shares shown in this column is sole voting and investment power unless otherwise indicated herein.

(2)	Includes shares of restricted stock granted by the Company as follows: Ms. Bauer—1,535 shares, Messrs. Donovan—1,272 shares, Edge—2,627 shares, Gleeson—1,262 shares, Halbrook—2,254 shares, Hay— 2,132 shares, Hecht—2,189 shares, McGougan—1,095 shares, McManaman—1,132 shares, Rogers—2,333 shares, Waddell—2,189 shares, Ward—803 shares, Watson—1,089 shares and all executive officers and directors—21,912 shares.

(3)

Includes shares which such person has a right to acquire within sixty days through the exercise of stock options as follows: Ms. Bauer—6,750 shares, Ms. Bonavia—37,292 shares, Messrs. Donovan—8,250 shares, Edge—211,229 shares, Gleeson—3,000 shares, Halbrook—10,250 shares, Hay—8,750 shares,

Hecht—123,329 shares, McGougan—77,309 shares, McManaman—10,250 shares, Waddell—134,521 shares, Ward—11,750 shares, Watson—11,750 shares and all executive officers and directors—683,764 shares.

(4)	Includes shares held in trust with power to vote but without investment authority as follows: Ms. Bonavia— 6,786 shares, Messrs. Edge—16,815 shares, Hecht—12,718 shares, McGougan—8,329 shares, Waddell— 9,842 shares and all executive officers and directors—59,145 shares.

(5)	Includes shares held individually by certain family members of the directors and officers as follows: Ms. Bonavia—1,000 shares, Messrs. Hecht—18,248 shares, McGougan—18,168 shares and all executive officers and directors—37,416 shares.

(6)	Includes shares held in trusts of which such persons are trustees having sole voting and investment power as follows: Ms. Bonavia—400 shares, Messrs. Waddell—56,844 shares and Watson—703 shares and all executive officers and directors—57,947 shares.

(7)	Includes shares held in joint tenancy with the spouses of certain of the directors and executive officers as to which voting and investment power is shared as follows: Mr. Edge—35,410 shares and all executive officers and directors—35,410 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16 of the Exchange Act, the Company’s officers, directors and holders of more than five percent of the Company’s common stock are required to file reports of their trading in equity securities of the Company with the SEC, the Company and the NASDAQ Stock Market. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Forms 3, 4 or 5 were required for those persons, the Company believes that during 2005 its officers, directors and more than five percent stockholders filed the reports required by Section 16 on a timely basis except for Mr. Ward who inadvertently had one late filing with regard to the exercise of stock options.

Security Ownership of Certain Beneficial Owners

The following table lists the beneficial ownership of the Company’s common stock with respect to all persons/owners, other than those listed above, known to the Company as of February 1, 2006 to be the beneficial owner of more than five percent of such common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Interest (1)		Percent of Class
Wellington Management Company, LLP	2,152,005	(2)	8.67%
75 State Street, Boston, MA 02109

AMCORE Investment Group, N.A	1,778,235	(3)(4)	7.17%
501 Seventh Street, Rockford, IL 61104

(1)	The information contained in this column is based upon information furnished to the Company by the persons/owners named above or obtained from records of the Company.

(2)	Includes 2,152,005 shares held by nominees acting on behalf of Wellington Trust Company, NA. The nature of beneficial ownership for the shares shown in this column is as follows: sole voting power—no shares, shared voting power—1,860,859, no voting power—291,146 shares, sole investment power—no shares, shared investment power—2,101,405 shares, and no investment power—50,600 shares based on December 31, 2005 information obtained from SEC Schedule 13G filing by Wellington Trust Company, NA.

(3)

Includes 1,778,235 shares held by nominees acting on behalf of AMCORE Investment Group, N.A. Excludes 920,988 shares held as trustee of various trusts over which AMCORE Investment Group, N.A. has neither voting nor investment power, and as to which beneficial ownership is disclaimed on these shares.

The nature of beneficial ownership for the shares shown in this column is as follows: sole voting power— 1,564,148 shares, shared voting power—no shares, no voting power—214,087 shares, sole investment power—1,386,869 shares, shared investment power—379,582 shares and no investment power—11,784 shares.

(4)	Although there is no affirmative duty or obligation to do so, it is the general practice of AMCORE Investment Group, N.A. to solicit the direction of trust beneficiaries or grantors with regard to the voting of shares held in trust on all issues that are subject to vote by proxy. The shares are then voted as directed by the trust beneficiary or grantor. If no direction is received, the shares are not voted.

Summary Executive Compensation Table

The following tables set forth certain information regarding the compensation earned by the Company’s Chief Executive Officer, four additional highest compensated executive officers, and a former executive officer who would have been included among the four most highly compensated officers had he remained in the employ of the Company as of December 31, 2005 (collectively, the “named executive officers”) based on salary and short-term incentive bonus earned during the year ended December 31, 2005:

Long-Term Compensation
	Annual Compensation				Awards (1)	Payouts
Name and Principal Position	Year	Salary (2)	Bonus (2)(3)	Other Annual Compensation (4)	Securities Underlying Options (#)	LTIP Payouts (5)	All Other Compensation (6)
CURRENT OFFICERS
Kenneth E. Edge Chairman of the Board, President & Chief Executive Officer	2005 2004 2003	$475,000 450,000 412,000	$292,980 362,520 372,448	$6,983 5,471 3,967	45,000 17,279 62,845	$ — 1,023,356 —	$116,574 145,854 117,192

John R. Hecht (7) Executive Vice President & Chief Commercial Officer	2005 2004 2003	270,000 260,000 250,000	83,518 104,728 113,000	4,232 3,118 2,477	15,000 — 7,213	— 354,775 —	53,255 73,401 42,563

James S. Waddell Executive Vice President & Chief Administrative Officer	2005 2004 2003	265,000 255,000 245,000	81,726 102,714 110,740	4,386 4,261 3,369	15,000 — 12,405	— 354,775 —	71,248 82,262 54,292

Joseph B. McGougan President, AMCORE Mortgage, a division of AMCORE Bank, N.A.	2005 2004 2003	223,000 215,000 196,000	68,773 86,602 88,592	2,510 1,999 124	23,633 7,645 5,664	— 284,334 —	57,630 43,420 33,584

Patricia M. Bonavia Executive Vice President & Chief Operating Officer, AMCORE Investment Group, N.A.	2005 2004 2003	205,000 190,000 175,950	63,222 76,532 76,869	2,853 1,434 108	12,500 12,000 7,000	— — —	25,400 30,041 25,120

FORMER OFFICER
Bruce W. Lammers (8) Former Executive Vice President & Chief Operating Officer	2005 2004 2003	318,174 285,000 257,500	79,978 143,498 145,488	— 4 42	26,301 6,030 —	— 284,334 —	13,514 56,222 43,602

(1)	Restricted stock award values are reported in the year of grant. As of December 31, 2005, previously issued aggregate restricted stock holdings based on the closing stock price at year end were as follows: Edge—2,627 shares totaling $79,887, Hecht—2,189 shares totaling $66,567, Waddell—2,189 shares totaling $66,567 and McGougan—1,095 shares totaling $33,299.

(2)	Compensation deferred pursuant to the Company’s deferred compensation plan is included in Salary and Bonus totals.

(3)	Reflects short-term incentive bonus earned and other bonuses paid during the current year.

(4)	These amounts represent reimbursements during the year for taxes.

(5)	A portion of the LTIP payout earned by Mr. Edge in 2004 was deferred as provided by the terms of the Long Term Incentive Plan and is being paid out in several payments during the 16 month period ending April 30, 2006.

(6)	All other Company-paid compensation for 2005 consists of the amounts in the following table. Participants in the Deferred Compensation Plan can elect various investment options for their contributions, one of which is a fixed rate option that pays a rate based upon Treasury rates over a specific period plus 3%. As a result of the selected investment options, a participant may have above market interest, which is the amount of interest earned that exceeds 120% of the applicable federal long-term rate with compounding.

	Life Insurance Benefits	Above market earnings on deferred compensation	AMCORE Financial Security Plan	Deferred compensation and retirement plan contributions	Total Other Compensation
Kenneth E. Edge	$3,031	$—	$14,700	$98,843	$116,574
John R. Hecht	961	—	14,700	37,594	53,255
James S. Waddell	2,757	19,381	12,024	37,086	71,248
Joseph B. McGougan	720	15,816	13,004	28,090	57,630
Patricia M. Bonavia	1,858	5,323	12,007	6,212	25,400
Bruce W. Lammers	571	—	12,943	—	13,514

(7)	Mr. Hecht assumed new operating responsibilities as Executive Vice President and Chief Commercial Officer in October 2005. Mr. Hecht retained his responsibilities as Chief Financial Officer until a new CFO was hired in February 2006.

(8)	Mr. Lammers resigned from the Company effective August 1, 2005. Pursuant to provisions of his separation agreement, separation pay totaling $230,769 was payable, $138,462 of which was paid in 2005 and is included in “Salary” shown above, and $25,640 in other benefits was paid and/or payable during the subsequent nine month period. Mr. Lammers was entitled to a 7/12 payout of benefits earned during 2005 under the Company’s short-term incentive plan (payout was $67,463). A restricted stock grant of 1,095 shares was forfeited. Unvested stock options including 20,000 shares granted in 2005 and 6,030 shares granted in 2004 were cancelled. Mr. Lammers was entitled to exercise vested options until three months after the date of resignation.

Option Grants in Last Fiscal Year

The following table provides information related to option grants for the named executive officers during 2005.

	Individual Grants (1)					Potential Net Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	5%	10%
CURRENT OFFICERS
Kenneth E. Edge	45,000		10.69%	$29.890	1/20/15	$846,994	$2,145,414
John R. Hecht	15,000		3.56%	29.890	1/20/15	282,331	715,138
James S. Waddell	15,000		3.56%	29.890	1/20/15	282,331	715,138
Joseph B. McGougan	12,500		2.97%	29.890	1/20/15	235,276	595,948
	11,133	(3)	N/A	31.755	5/16/11	97,673	215,833
Patricia M. Bonavia	12,500		2.97%	29.890	1/20/15	235,276	595,948

FORMER OFFICER
Bruce W. Lammers (4)	20,000		4.75%	29.890	1/20/15	30,205	60,110
	6,301	(3)	N/A	31.530	8/13/09	—	—

(1)	Reflects options granted during 2005 to acquire shares of common stock pursuant to the 2000 Stock Incentive Plan and/or the 2005 Stock Award and Incentive Plan. The 2005 option grants will vest over a three-year period. The option exercise price may be paid in cash, shares of Common Stock having a fair market value equal to the exercise price, stock withholding or any combination of the above.

(2)	Values are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall stock conditions and the option holder’s continued employment. These officers are subject to mandatory retirement at age 65. Therefore, they will have the remaining stated term of the option to exercise any unexercised options and unvested options of retirees will continue to vest at their normal rate.

(3)

Reload options, when granted, have an exercise price equal to the fair market value of the Common Stock on the date of the exercise of the option that created the reload. Reload options become exercisable immediately and remain exercisable until the expiration date of the original grant. Reload options have been removed from new options granted beginning in May, 2004.

(4)	Unvested stock options including 20,000 shares granted in 2005 were cancelled. Mr. Lammers was entitled to exercise any vested options until three months after the date of resignation, at which time any unexercised options were cancelled, including the 6,301 reload grant.

Option Exercises in Last Fiscal Year and Year-End Holdings

The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last year and unexercised options held as of December 31, 2005.

	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Year End (1)		Value of Unexercised In-the-Money Options at Year End (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
CURRENT OFFICERS
Kenneth E. Edge	14,204	$90,015	196,229	65,001	$1,374,417	$164,066
John R. Hecht	5,156	42,228	118,329	15,000	976,006	9,600
James S. Waddell	8,761	63,999	129,521	15,000	1,083,884	9,600
Joseph B. McGougan	17,186	184,338	79,071	12,500	415,751	8,000
Patricia M. Bonavia	—	—	33,125	26,750	268,350	63,749

FORMER OFFICER
Bruce W. Lammers	79,355	655,324	—	—	—	—

(1)	Options granted to acquire shares of common stock pursuant to various stock incentive plans.

(2)	The amounts shown reflect the value of unexercised options calculated by determining the difference between the fair market value of the Company’s common stock on the last day of the year ($30.53) and the applicable exercise price of such options.

Long-Term Incentive Plan—Awards in Last Fiscal Year

The Company adopted a new long-term incentive plan in 2005. The plan has two components—the award of stock options and the award of performance units. Each performance unit is equivalent to a share of Company stock. The following table sets forth the performance units with respect to the named executive officers in the 2005 award.

	Performance Period	Total Share Units Earnable at Performance Level
Name		Threshold	Target	Maximum
Kenneth E. Edge	3 years	4,500	9,000	18,000
John R. Hecht	3 years	1,500	3,000	6,000
James S. Waddell	3 years	1,500	3,000	6,000
Joseph B. McGougan	3 years	1,250	2,500	5,000
Patricia M. Bonavia	3 years	1,250	2,500	5,000

Performance units awarded in 2005 will be measured on the Company’s performance over the three year period from 2005-2007. The number of performance units earned over this period is determined by looking at three key measures of Company performance: cumulative diluted EPS, cumulative return on equity, and cumulative operating cash flow. Depending on the Company’s actual results for the performance period compared to the performance goals established by the Compensation Committee, a participant may earn from 0% to 200% of the performance units awarded, which are then payable in shares of Company stock.

Employment Agreements / Change in Control Agreements

The Company has entered into individual Transitional Compensation Agreements with executive officers, including Messrs. Edge, Hecht, and Waddell. If, during the three-year period following a change of control of the

Company (as defined in the agreements), the executive officer’s employment is ended through (1) termination by the Company without cause (as defined in the agreements) or (2) termination by the executive officer for good reason (as defined in the agreements) based upon a breach of the agreement by the Company or a significant adverse change in the executive officer’s responsibilities, compensation or benefits, then a termination payment will be made to the executive. The agreements provide that such payment will equal three times the sum of the executive’s then-current annual salary and annual bonus. In addition, the agreements provide that, if any portion of the termination payment is subject to an excise tax as an excess parachute payment, as defined in the Internal Revenue Code Section 4999, the Company shall pay the executive the amount necessary to offset the excise tax and any applicable taxes on this additional payment. Additional provisions provide for the continuation, for three years after termination, of welfare and other benefits to the executive and his family unless termination is for cause. Upon a change of control of the Company, the executive is entitled to a lump sum cash payment equivalent to the present value of the projected benefits under certain supplemental retirement plans. These executives are each subject to a non-compete agreement that continues in existence while each executive is serving as an executive officer of the Company and for one year following the termination of such executive’s employment with the Company, any successor thereto, and its or their subsidiaries.

The Company also entered into Transitional Compensation Agreements with Mr. McGougan and one other executive officer. These agreements provide that if such executive’s employment is terminated within three years after a change in control of the Company either (i) by the Company other than for cause or other than as a consequence of disability or retirement (all as defined in such agreement) or (ii) by such executive for reasons relating to a significant adverse change in responsibilities, compensation or benefits or relocation requiring a change in residence or a significant increase in travel, the executive will receive: (a) lump sum payment equal to three times the sum of the executive’s then-current annual salary and recent average annual bonus; (b) life, disability, accident and health insurance as provided in the Company’s insurance programs for a period of 36 months after termination of employment; and (c) certain perquisites and outplacement services. In addition, the agreement provides that, if any portion of the termination payment is subject to an excise tax as an excess parachute payment, as defined in the Internal Revenue Code Section 4999, the Company shall pay the executive the amount necessary to offset the excise tax and any applicable taxes on this additional payment. The executive is subject to a non-compete agreement that continues in existence while serving as an executive officer of the Company and for one year following the termination of such executive’s employment with the Company, any successor thereto, and its or their subsidiaries.

The Company also entered into a Transitional Compensation Agreement with Ms. Bonavia. The agreement provides that if such executive’s employment is terminated within three years after a change in control of the Company either (i) by the Company other than for cause or other than as a consequence of disability or retirement (all as defined in such agreement) or (ii) by such executive for reasons relating to a significant adverse change in responsibilities, compensation or benefits or relocation requiring a change in residence or a significant increase in travel, the executive will receive: (a) lump sum payment equal to the executive’s monthly salary in effect at the date of termination for a period of time determined pursuant to such agreement based upon the executive’s salary, years of service and age at the time of termination, and a pro-rata portion of the executive’s annual bonus; (b) life, disability, accident and health insurance as provided in the Company’s insurance programs for a period of 24 months after termination of employment; and (c) certain perquisites and outplacement services. The agreement provides for a commensurate reduction in the amount of cash payments to be made to such executive under the agreement in the event that the payments fail to be deductible by the Company as a result of Section 280G of the Internal Revenue Code of 1986, as amended.

On August 10, 1998, the Company entered into Executive Insurance Agreements with Messrs. Edge, Hecht and Waddell. The Company purchased split-dollar and/or company owned life insurance policies to provide an informal funding mechanism for the benefits related to the Supplemental Executive Retirement Plan (as defined herein). The Company may terminate any such agreement and receive its interest in the life insurance policy under certain conditions, including termination of employment (other than due to death, disability or retirement, unless such terminated employee becomes affiliated with a competitor following any such termination due to disability or retirement), provided the Company may not terminate any of the agreements if such termination of employment or affiliation occurs after a change in control of the Company.

The Company has also adopted a non-qualified, unfunded supplemental pension program for Messrs. Edge, Hecht and Waddell (the “Supplemental Executive Retirement Plan” or “SERP”), which provides retirement benefits in excess of the maximum benefit accruals for qualified plans which are permitted under the Internal Revenue Code of 1986. The benefits under the SERP are provided by the Company on a non-contributory basis. The Company has not formally funded these supplemental retirement benefits other than accruing a liability in the amount of the actuarially determined present value of the retirement benefits.

A participant’s annual retirement benefits payable under the SERP are based upon three percent of such participant’s final base salary times number of years of service and shall not exceed 70% of a participant’s final base salary and shall be no less than 45% of a participant’s final base salary. The benefits payable shall be reduced by any other Company provided benefits and also reduced by 50% of applicable Social Security benefits. The benefits shall be payable in the form of installment payments for the remainder of the participant’s life, but in no event less than ten years, with payments continuing to the participant’s designated beneficiary for only remaining years in such ten-year period in the event of the participant’s death after payments have commenced but prior to the expiration of the ten-year period. Mandatory retirement age is 65. Future annual benefits payable under this plan are: Mr. Edge $57,542—projected 41 years of service; Mr. Waddell $32,743—projected 18 years of service; and Mr. Hecht for whom there are currently no future benefits payable.

The Company provides a deferred compensation plan (the “AMCORE Financial, Inc. Deferred Compensation Plan”) for senior officers. This plan provides the opportunity to defer salary and bonuses and provides for supplemental contributions intended to maintain certain levels of retirement benefits and maximize the effectiveness and flexibility of compensation arrangements for participants in the AMCORE Financial Security Plan (Security Plan). This is accomplished by crediting each participating officer with contributions that would be made to the Security Plan, but for certain limitations imposed by the Internal Revenue Code of 1986.

In August 1997, the Company reaffirmed a Transitional Compensation Policy (the “Policy”) to provide severance pay for substantially all of the Company’s employees whose employment is terminated within one year following a change in control (as defined in the Policy). The Policy provides for semi-monthly payments, depending on employment status, equal to such employee’s current weekly or monthly salary for a period of time determined pursuant to the Policy based upon his or her salary, years of service and age.

Compensation Committee Interlocks and Insider Participation

There were no known Compensation Committee interlocks as of the date of this Proxy Statement.

Report of the Compensation Committee

The Compensation Committee is responsible for making decisions regarding compensation for the executives of AMCORE Financial, Inc. (AMCORE) and its principal subsidiaries. All Committee members are independent, non-employee directors. We seek to provide a competitive, performance-based executive compensation program that enables AMCORE to attract and retain key individuals and to motivate them to achieve AMCORE’s short- and long-term goals.

We believe that a substantial portion of executive compensation should be at risk. As a result, AMCORE’s compensation plans have been structured so that the level of total compensation is strongly dependent upon achievement of business results that are aligned with the interests of AMCORE’s stockholders and customers.

The primary elements of AMCORE’s executive compensation program are base salary, annual incentive compensation, and long-term incentive compensation. For AMCORE executives, base salary is targeted at or below the 50th percentile of general industry practices—that is, we target compensation at the median levels paid for similar positions at similarly sized companies. Achieving or exceeding the performance targets for the short-

term and long-term incentive plans described below may result in compensation at a percentile above the 50th percentile.

In order to determine competitive compensation practices, we rely upon compensation surveys provided to us by Pearl Meyer & Partners, an independent compensation consultant. We principally rely upon a survey of compensation practices of comparable companies in the banking industry.

Specific values of 2005 compensation for the Chief Executive Officer and the four other most highly compensated executive officers are shown in the Summary Compensation Table. Our basis for determining each element of compensation is described below.

Base Salary

The Compensation Committee, working with the consulting firm, determines a range for the executive officers’ base salaries in order to be competitive and consistent with amounts paid to executives performing similar functions in comparable companies. The amount of each executive’s base salary is set within the range based upon performance of the Company, performance of particular business units, the personal performance of such executive officers, target market median levels and other factors as the Compensation Committee and the Board of Directors deem appropriate. These determinations are not made in a formulaic way, but reflect subjective assessments by the Compensation Committee and the Board of Directors.

Short-Term Incentive

Annual incentive amounts are payable contingent upon the attainment of financial targets compared to planned performance. For 2005, two financial targets were used to evaluate performance—diluted earnings per share and revenue. These targets were the result of the Company’s extensive analysis that identified those financial targets as the most appropriate given the Company’s strategic plan and where it stands in its business cycle. The analysis included the Company’s long-term growth objectives, financial position as compared to its peers, industry economic conditions, and creation of value for shareholders. For 2005, the Company did not meet its targets, but exceeded threshold, which resulted in a payout of 77.1% of target.

Long-Term Incentive

Long-term incentives are provided to award executives for achieving long-term strategic goals and to provide a balance against overemphasis on short-term results. In addition, through stock ownership, executives’ long-term incentives are tied to shareholder value.

Commencing in 2005, the Company adopted a new long-term incentive plan. The plan had two components—the award of stock options and the award of performance units. Each performance unit is equivalent to a share of Company stock. The total amount of the options and performance units awarded to the plan participants was computed by first determining the appropriate competitive level of long-term incentive compensation for the executive in question, and then generally dividing the value of the award equally between performance units and stock options (using the Black Scholes method for determining the value of the options).

The executive’s right to performance units is based on the Company’s performance over the three year period from 2005-2007. The amount of performance units earned over this period is determined by looking at three key measures of Company performance: cumulative diluted EPS, cumulative return on equity, and cumulative operating cash flow. Depending on a comparison of the Company’s performance against the performance goals established by the Committee, a participant may earn from 0% to 200% of the target performance units awarded to him or her, which are then payable as shares of Company stock. The Committee determined that this plan design created a strong alignment with the Company’s long-term strategic plan and shareholder value creation. The program is also simple and straightforward, allowing officers to easily track progress.

Stock options awarded executives have a 10-year term and are issued at fair market value. Vesting is generally over three years (33.3% per annum), with certain exceptions in the event of death, disability or a change in control.

Chief Executive Officer Compensation

The assessment of the Chief Executive Officer’s performance and determination of the CEO’s compensation are among the Committee’s principal responsibilities.

In reviewing the performance of Mr. Edge, AMCORE’s Chief Executive Officer, all independent Directors were asked to evaluate the CEO’s performance. The Compensation Committee Chair facilitated a meeting of the non-employee directors to discuss the evaluations and gain consensus. The Chair of the Compensation Committee, along with the Chair of the Governance and Nominating Committee met with Mr. Edge to discuss his performance, and the committee factored the results of the performance review into the compensation determinations.

Mr. Edge’s base salary in 2005 was $475,000, which was below the median of the competitive market. Mr. Edge’s short-term incentive bonus was tied to the same factors described for other senior management resulting in a payout of 77.1% of the target incentive opportunity. This resulted in a payout of $292,980, for a combined total cash compensation of $767,980. During 2004, Mr. Edge earned a base salary of $450,000 and short-term incentive bonus of $362,520 for a total of $812,520.

The Compensation Committee believes that the executive management of the Company will receive appropriate rewards under the foregoing compensation incentive programs, but only upon achievement of performance goals established for the executives and the Company.

Paul Donovan, Chairman

Frederick D. Hay

Steve Rogers

Jack Ward

Report of the Audit Committee

The Board of Directors has a written Audit Committee Charter (see Appendix A to this Proxy Statement) and an Audit and Non-Audit Services Policy (the “Services Policy”). For more information about the Services Policy and the pre-approval of audit and non-audit services, please see the discussion of the Audit Committee’s responsibilities under Information Concerning the Board of Directors and Its Committees – Committees of the Board of Directors. The requirements of the Audit Committee Charter have been met. The Audit Committee has designated Director William R. McManaman as Audit Committee Financial Expert.

The Audit Committee, in its oversight role, has reviewed and discussed the audited consolidated financial statements with management and the Company’s independent auditors (KPMG LLP), including “critical” accounting policies and practices. The Audit Committee has received and discussed a report from KPMG LLP containing the matters required for discussion by Statement on Auditing Standards No. 61. The Audit Committee has also reviewed a report and discussed with KPMG LLP its independence as required by Independence Standard No. 1, as amended, by the Independence Standards Board.

Management is responsible for the Company’s financial reporting processes, including its system of internal controls, and for the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those consolidated financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing reviews or procedures. We are not employees of the Company and we are not professionally engaged in the practice of auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and on the representations of the independent auditors included in their report on the Company’s consolidated financial statements.

Based upon the foregoing reviews and discussions with management and the independent auditors, the Audit Committee has recommended to the Board that the Company’s audited consolidated financial statements and the independent auditors’ report thereon, dated March 10, 2006, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

John A. Halbrook, Chairman

Paula A. Bauer

John W. Gleeson

William R. McManaman

Gary L. Watson

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements for the years ended December 31, 2005 and 2004, and fees billed for other services rendered by KPMG LLP during those periods:

	2005	2004
Audit Fees (1)	$419,300	$442,467
Audit-related Fees (2)	42,800	41,800
Tax Fees (3)	20,000	18,000
All Other Fees (4)	—	—

Total (5)	$482,100	$502,267

(1)	Audit fees consisted of fees for professional services performed by KPMG LLP for the audit of the Company’s annual consolidated financial statements and review of consolidated financial statements included in the Company’s 10-Q filings, audit of internal control over financial reporting, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consisted of fees for assurance and related services performed by KPMG LLP. This includes employee benefit plan audits, audits in connection with internal control reviews and attest services that are not required by statute or regulation, and consulting on financial accounting and reporting standards.

(3)	Tax fees consisted of fees for tax compliance, tax advice and tax planning.

(4)	All other fees include fees for services not included in the other three categories.

(5)	The Audit committee pre-approved 100% of the services for both 2005 and 2004. For further information, see discussion of the Audit Committee’s pre-approval policies and procedures contained in “Committees of the Board of Directors.”

COMPANY PERFORMANCE

The following graph compares the cumulative total shareholder return on the common stock of the Company for the last five years with the cumulative total returns on the NASDAQ Stock Market Index and a selected peer group index. Cumulative total returns have been measured by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period.

Beginning in 2005, the Compensation Committee modified the peer group by adding two banks that were representative banks of a similar makeup, Republic Bancorp and MB Financial, and removing one poorly performing bank that remained an outlier in performance. The additions were provided upon the advice and counsel of KBW Investment Bankers as appropriate peer group comparators based on Midwest location, business model, and size. The previous peer group index that had been included for comparison reflected a 12/31/05 index of 139.3.

The peer group of 12 banks consists of the following:

PEER GROUP
Chemical Financial Corporation (CHFC)	MB Financial, Inc. (MBFI)
Citizens Banking Corporation (CBCF)	Old National Bancorp (ONB)
First Financial Bancorp (FFBC)	Park National Corporation (PRK)
First Midwest Bancorp, Inc. (FMBI)	Republic Bancorp, Inc. (RBNC)
FirstMerit Corporation (FMER)	1st Source Corporation (SRCE)
Fulton Financial Corporation (FULT)	Susquehanna Bancshares, Inc. (SUSQ)

Comparison of Five Year Cumulative Total Return

(AMCORE Financial, Inc., NASDAQ Stock Market Index, Bank Peer Group)

NOTES:

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B.	The index level for all series was set to 100.0 as of December 31, 2000.

C.	Cumulative Total Return for the indexes at each year end were as follows:

Index	12/00	12/01	12/02	12/03	12/04	12/05
AMCORE Financial, Inc.	100.0	111.3	111.1	142.7	173.2	167.5
NASDAQ Stock Market (U.S.)	100.0	79.1	56.0	83.4	90.6	92.7
Peer Group	100.0	113.1	109.5	137.3	159.8	146.3
Previous Peer Group	100.0	110.9	106.0	130.9	151.1	139.3

TRANSACTIONS WITH MANAGEMENT

Directors and principal officers of the Company and their associates were customers of, and had transactions with, the Company’s subsidiaries in the ordinary course of business during 2005. Comparable transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit, and depository relationships with the Company’s directors and principal officers were made in the ordinary course of business, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for transactions with other persons, and, in the opinion of management of the Company, did not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2005, various directors and officers of the Company were indebted to the Company’s subsidiaries in the amount of approximately $10.7 million. This amount represents 0.29 percent of the Company’s subsidiaries’ outstanding loans and 2.68 percent of the Company’s stockholders’ equity as of that date. The maximum aggregate amount of their indebtedness to the Company’s subsidiaries during 2005 was $19.2 million. As of December 31, 2005, associates of directors and officers of the Company were indebted in the amount of $255,812 to the Company’s subsidiaries. Further, the Company’s subsidiaries have additional committed, but unfunded, lines of credit of $6.7 million to associates of directors and officers of the Company. The maximum aggregate amount of such associates’ indebtedness to the Company’s subsidiaries during 2005 was $936,722.

The Board, on February 22, 1984, authorized the Executive Committee to negotiate such agreements as may be necessary to accomplish stock redemptions pursuant to Section 303 of the Internal Revenue Code to pay death taxes of certain stockholders. Such redemptions will be conditioned upon any requisite bank regulatory agency or debt covenant approvals. Bank holding companies, such as the Company, are required to notify the Federal Reserve Board prior to paying 10% or more of consolidated net worth to redeem shares over a twelve-month period.

ITEM 2—APPOINTMENT OF INDEPENDENT AUDITORS

KPMG LLP, an independent registered public accounting firm has been appointed to serve as the independent auditors for the Company and subsidiaries for the fiscal year ending December 31, 2006. This appointment is being submitted to the stockholders for ratification. Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and to have the opportunity to make any statements they consider appropriate. In the event the stockholders do not ratify the appointment of KPMG LLP, the selection of independent auditors will be determined by the Audit Committee and the Board after careful consideration.

Services rendered by KPMG LLP during 2005 included the audit of the annual consolidated financial statements, audit of internal control over financial reporting, review of unaudited quarterly consolidated financial statements, assistance with SEC filings, employee benefit plan audits and audits in connection with internal control reviews, review of corporate tax returns and consultations in connection with various tax and accounting-related matters.

During 2005, the Board reviewed and approved in advance or ratified the scope of all of KPMG LLP’s professional services rendered to the Company and related entities.

The Board of Directors unanimously recommends a vote FOR ratification of KPMG LLP as independent auditors for the year 2006.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

Nominations for the Board of Directors

The Company’s Bylaws provide that the notice of proposed stockholder nominations for the election of directors must be timely and given to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, notice must be received by the Company not less than 50 days nor more than 75 days prior to the meeting. The date of an annual meeting of stockholders may be obtained from the Secretary of the Company when determined by the Board of Directors.

Notice to the Company from a stockholder who proposes to nominate a person at the annual meeting of stockholders for election as a director must contain certain information about that person, as described in the “Director Nomination Process” section earlier in this Proxy Statement. The Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee’s eligibility to serve as director. If the chairman of the meeting of stockholders determines that a person was not nominated in accordance with the foregoing procedures, such person shall not be eligible for election as a director.

Other Proposals

Stockholders may submit proposals appropriate for stockholder action at the Company’s Annual Meeting consistent with the regulations of the SEC. For proposals to be considered for inclusion in the Proxy Statement for the 2007 Annual Meeting, the Company must receive them no later than November 9, 2006. Such proposals should be directed to AMCORE Financial, Inc., Attention: Corporate Secretary, 501 Seventh Street, Rockford, Illinois 61104.

By order of the Board of Directors,

James S. Waddell

Secretary

APPENDIX A

AUDIT COMMITTEE CHARTER

AMCORE FINANCIAL, INC.

AUDIT COMMITTEE CHARTER

I. Purpose of the Committee

The Audit Committee is appointed by the Board of Directors of AMCORE Financial, Inc. (the “Company”) to monitor: 1) the integrity of the financial reporting process and systems of internal control over financial reporting of the Company; 2) the compliance by the Company with legal and regulatory requirements; and 3) the independence and performance of the Company’s internal and external auditors.

The Audit Committee has the responsibilities and powers set forth in this Charter. The Committee’s responsibility is one of oversight. The responsibility for the completeness and accuracy of the financial statements rests with the Company’s management. It is the responsibility of the Company’s auditors to perform an audit of the Company’s financial statements and to express an opinion on such financial statements. In fulfilling their responsibilities hereunder, each member of the Committee may rely on (i) the integrity of those persons and organizations within and outside the Company from which he or she receives information, (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (iii) representations made by the Company’s management as to any information technology, internal audit and other non-audit services provided by the Company’s auditors. The Company shall provide appropriate funding, as determined by the Committee, for compensation to the Company’s auditors, to any advisors that the Committee may engage and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

II. Composition of the Committee

The Audit Committee shall be comprised of at least three and not more than six directors, each of whom shall in the judgment of the Board meet the independence, experience, literacy and expertise requirements of the NASD, the Sarbanes-Oxley Act of 2002 (the “Act”), the SEC, and such other regulatory agencies to which the Company may be subject. No member of the Committee shall have participated in the preparation of the financial statements of the Company at any time during the three years prior to the date of such financial statements. One member shall be designated in the judgment of the Committee as the “financial expert” of the Committee as such term is defined by the rules and regulations promulgated by the SEC pursuant to the Act.

It is the preference of the Board that Audit Committee members shall not simultaneously serve on the audit committee of more than two other public companies. Where this exists, the members of the Audit Committee and the full Board will need to determine that such simultaneous service would not impair the ability of the member to serve on the Company’s Audit Committee and disclose this determination in the proxy statement.

The members of the Committee shall be elected annually to one-year terms by majority vote of the full Board at the first meeting of the Board to be held following the annual meeting of stockholders. Vacancies on the Committee, when filled, shall be filled by majority vote of the full Board at the next meeting of the Board following the occurrence of the vacancy. Any member of the Committee may be removed at any time with or without cause by resolution adopted by a majority of the full Board.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

III. Meetings and Procedures

The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter. The Committee shall meet as provided by its rules, which shall be at least three times annually or more frequently as circumstances require. The Board shall designate one member of the Committee as its Chairperson. Special meetings of the Committee may be called by any member thereof upon not less than two days’ notice stating the place, date and hour of the meeting, which notice may be written or oral. A majority of the members of the Committee shall constitute a quorum for the transaction of business at any meeting and action of the Committee shall be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

Following each of its meetings, the Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting. The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Board. The Director of Internal Audit & Compliance shall be responsible for recording minutes of meetings, including executive sessions.

IV. Committee Responsibilities

The Audit Committee shall:

1.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2.	Review the Company’s annual audited financial statements prior to filing. Discuss with management and the independent auditors significant issues regarding accounting principles, critical accounting policies, accounting practices, and related judgments, and recommend to the Board whether the audited annual statements should be included in the Company’s Form 10-K.

3.	Be available (or designate the Chairman of the Audit Committee to be available) at the request of either the independent auditors, management, or the Board, to discuss the Company’s quarterly financial results either before earnings release or filing as considered appropriate in the circumstances.

4.	Participate as needed in meetings with management, the internal auditor and the independent auditors to review the Company’s major financial risk exposures (meaning the financial reporting process and the safeguarding of assets) and the steps management has taken to monitor and control such exposures.

5.	Review significant findings reported by the independent auditors and the internal auditor together with management’s response.

6.	Appoint the Company’s independent auditor, including approval of its compensation, which firm is ultimately accountable to the Audit Committee.

7.	Receive and review the appropriate annual engagement letter and approve the fees and compensation to be paid to the independent auditor for the annual audit and quarterly reviews.

8.	Review with the independent auditor the audit plan and approve all audit services to be provided by the independent auditor thereunder.

9.	Review, periodically, the Committee’s policy regarding the engagement of the Company’s independent auditor or other accounting firms and review and approve all services to be provided by the independent auditor or such other accounting firms in accordance with such policy.

10.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 and 90 relating to the conduct of the audit. Such review should also include:

(a)	Any problems or difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

(b)	Any management letter provided by the auditor and the Company’s response to that letter.

(c)	Any changes required in the planned scope of the internal audit.

(d)	The internal audit vendor responsibilities.

(e)	Selection of new or changes to accounting policies or a change in the application of existing accounting policies.

(f)	Significant estimates, judgments and uncertainties in management’s preparation of financial statements.

(g)	Unusual transactions.

11.	Attempt to resolve all disagreements between the Company’s independent auditors and management regarding financial reporting.

12.	On an annual basis (or more often if considered necessary), receive from the independent auditor the letter required by Independence Standards Board Statement No. 1 (and any related amendments), discuss with the independent audit firm all significant relationships they have with the Company that could impair their independence in accordance with Statement on Auditing Standard No. 60.

13.	Evaluate the performance of the independent auditor and, if so determined by the Audit Committee, replace the independent auditor.

14.	Review the Annual Audit Plan for the internal audit firm and its performance under said plan, pursuant to its engagement.

15.	Assure preparation of the report required by the rules of the SEC to be included in the Company’s annual proxy statement and such other reports as required.

16.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct as reported to the Committee by regulatory agencies, external and internal auditors and legal counsel.

17.	Review and approve all related party transactions disclosable pursuant to Item 404(a) of Regulation S-K.

18.	Review with the Company’s legal counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

19.	Meet as needed with the Chief Executive Officer, Chief Financial Officer, the Director of Internal Audit & Compliance, the co-sourced internal auditing firms and/or the independent auditor in executive sessions.

20.	Annually designate and disclose a member of the Committee as the “financial expert” for the Committee.

21.	Assure procedures are developed and in place for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, conduct investigations, to address disagreements, if any, between management and the independent auditor or to address compliance with laws and regulations and the Company’s Code of Conduct.

22.	Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

V. Evaluation of the Committee

The Committee shall, on an annual basis, evaluate its performance under this Charter. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope. The Committee shall address all matters that the Committee considers relevant to its performance.

The Committee shall deliver to the Board a report setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures.

VI. Investigations and Studies: Outside Advisers

The Audit Committee shall have the authority, to conduct any investigation appropriate to fulfilling its responsibilities and to retain, without need of approval of the engagement by the Board or management and at Company expense, special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company, the Company’s outside counsel, the internal audit firm, or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Chief Administrative Officer is designated the bank auditor and acts as the liaison between the Audit Committee and the outsourced internal audit function.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 2, 2006

4:00 P.M. (CDT)

Northern Illinois University

NIU – Rockford

8500 East State Street

Rockford, IL 61108

proxy

Proxy Solicited on Behalf of the Board of Directors of AMCORE Financial, Inc. for the Annual Meeting on May 2, 2006.

The undersigned holder of Common Stock of AMCORE Financial, Inc. hereby appoints Kenneth E. Edge and James S. Waddell or each of them, acting in the absence of the others, with full power of substitution, to act as proxy for and to vote the stock of the undersigned at the Annual Meeting of Stockholders of AMCORE Financial, Inc. to be held at Northern Illinois University, NIU–Rockford, 8500 East State Street, Rockford, Illinois at 4:00 p.m. (CDT), on May 2, 2006 or any adjournment thereof.

In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

See reverse to vote.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on May 1, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/amfi/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on May 1, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to AMCORE Financial, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

òPlease detach here ò

AMCORE Financial, Inc. 2006 Annual Meeting.

1. Election of directors:	01Kenneth E. Edge 02 John W. Gleeson	03 William R. McManaman 04 Jack D. Ward	☐ Vote FOR all nominees (exceppt as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the appointment of KPMG LLP as independent auditors.		☐ For	☐ Against	☐ Abstain

Address Change? Mark Box ☐	Will attend annual meeting ☐	Date ______________________________
Indicate changes below:

Signature(s) in Box
Please sign exactly as your name(s) appears on
Proxy. If held in joint tenancy, all persons
should sign. Trustees, administrators, etc.,
should include title and authority. Corporations
should provide full name of corporation and
title of authorized officer signing the proxy.